Exhibit 10.1

FIRST AMENDMENT
TO
SEVERANCE PROTECTION AGREEMENT

The Severance Protection Agreement (the “Agreement”) dated as of July 2, 2007, by and between NMS Communication Corporation (the “Company”) and Steve Gladstone (the “Executive”) is hereby amended as follows:

1.             Section 2(b)(2) is hereby amended by deleting said Section in its entirety and substituting therefor the following:

(2) the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount equal to $300,000.

2.             Section 2(b)(3) is hereby deleted in its entirety.

3.             Section 2(d)  is hereby amended by deleting said Section in its entirety and substituting therefor the following:

(d) Additional Limitation.

(1)           Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company or an Affiliate to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A)          If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B)           If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount.  To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the Executive shall determine which method shall be followed; provided that if the Executive fails to make such determination within 45 days after the Company has sent the Executive written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion.

(2)           For the purposes of this Section 2(d), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(3)           The determination as to which of the alternative provisions of Section 2(d)(1) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  For purposes of determining which of the alternative provisions of Section 2(d)(1) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

4.             Except as set forth herein, the Agreement remains in full force and effect without modification or waiver.

5.             This first amendment may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, this first amendment has been executed as a sealed instrument by the Company and the Executive this 3rd day of December, 2008.

NMS COMMUNICATIONS CORPORATION

By:	/s/ Robert P. Schechter
Name: Robert P. Schechter
Title: President, CEO and Chairman

EXECUTIVE

/s/ Steve Gladstone
Steve Gladstone